UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11430	25-1190717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue, New York, NY	10017-6707
(Address of principal executive offices)	(Zip Code)

(212) 878-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On September 6, 2016, Minerals Technologies Inc. (the “Company”) announced that its Board of Directors had elected Duane R. Dunham as Chairman of the Board and named Douglas T. Dietrich and Thomas J. Meek as Interim Co-Chief Executive Officers, to succeed Joseph C. Muscari, the prior Chairman and Chief Executive Officer, who died unexpectedly on September 3, 2016.  On September 20, 2016, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved a cash payment to each of Mr. Dietrich and Mr. Meek in the form of a temporary monthly stipend in the amount of $16,667 per month, for the time period each serves as Interim Co-Chief Executive Officer.  In addition, the Committee approved a cash payment to Mr. Dunham in the form of a temporary monthly stipend in the amount of $50,000 per month, until a permanent chief executive officer is appointed.  The Committee also approved payment to the non-executive Chairman of the Board of an annual cash retainer of $127,500 for serving in such role.  The Committee also determined that Mr. Dunham, Mr. Dietrich and Mr. Meek shall be eligible for a special recognition bonus for their interim roles, in an amount to be determined, once a permanent chief executive officer is appointed.  Finally, the Committee determined that Mr. Muscari’s unvested performance units under the Company’s Long-Term Incentive Plan shall continue for their term and be paid in accordance with their terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.

(Registrant)

	By:	/s/ Thomas J. Meek
	Name:	Thomas J. Meek
	Title:	Co-Chief Executive Officer, General Counsel,
Human Resources, Secretary and Chief
Compliance Officer

Date: September 26, 2016